Exhibit 99.1
Diodes Incorporated Updates First Quarter 2009 Guidance
Revenue Estimate Better Than Previously Expected
Dallas, Texas — March 9, 2009 —— Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today provided updated guidance for the first quarter of 2009.
The Company now expects first quarter revenue to be in the range of $71 million to $75 million, compared to the prior guidance of approximately $69.5 million. The upward revision is due primarily to an increase in demand for the Company’s products utilized in mobile phone handsets and LCD televisions as well as stronger than expected demand in the China market. The Company remains cautious about the global economy and will continue to carefully monitor the market conditions and the demand environment in the coming months.
Gross margin is expected to remain within the prior guidance range of 16 to 20 percent. The Company continues to expect to generate positive cash flow from operations as well as positive free cash flow in the first quarter of 2009. Additionally, the Company stated that its previously announced cost reduction initiatives have been fully implemented and will result in a quarterly operating expense run rate of between $21 and $23 million.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), an S&P SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters are located in Dallas, Texas. A sales, marketing, engineering and logistics office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding: revenue estimate better than previously expected; Company now expects first quarter revenue to be in the range of $71 million to $75 million; the upward revision is due primarily to an increase in demand for the Company’s products; the Company remains cautious about the global economy and will continue to carefully monitor the market conditions and demand environment in the coming months; gross margin is expected to remain within the prior guidance range of 16 to 20 percent; the Company continues to expect to generate positive cash flow from operations as well as positive free cash flow in the first quarter of 2009; the Company’s cost reduction initiatives will result in a quarterly operating expense run rate of between $21 and $23 million. Potential risks and uncertainties include, but are not limited to, such factors as: the UBS settlement may not provide us with the liquidity intended; we may not realize the anticipated cost savings; we may not effect the planned further reductions in costs or these cost containment measures may not prove to be material; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Relations Contact:
Carl Wertz Chief Financial Officer P: 805-446-4800 E: carl_wertz@diodes.com	Shelton Group Leanne K. Sievers EVP, Investor Relations P: 949-224-3874 E: lsievers@sheltongroup.com